EXHIBIT 99.1

SendTec, Inc. Announces Record 2006 Results

ST. PETERSBURG, Fla.—(BUSINESS WIRE)—SendTec, Inc. (OTCBB:SNDN) a multi-channel and search-centric(sm) direct marketing firm, today announced its results of operations for the 12 months ending December 31, 2006.

SendTec announced its fiscal year 2006 revenue and gross profit reached record levels of $38.7 million and $14.9 million respectively. SendTec’s fiscal year 2006 gross profit increased $2.6 million or 21.3% over fiscal year 2005 gross profit. The primary driver of SendTec’s gross profit growth in 2006 was its Search Engine Marketing services, which had gross profit growth of 404% and the favorable change in our revenue mix towards services which we report on a net revenue basis, rather than on a gross revenue basis. SendTec also had a $5.9 million improvement to its net cash position at year end 2006 as compared to year end 2005, despite extraordinary professional fees and transaction related expenses.

The Company’s Annual Report on Form 10-KSB for the twelve-month period ending December 31, 2006 filed with the SEC excludes for 2006 an approximate one month period prior to the Company’s acquisition of 100% of SendTec Acquisition Corp. which occurred on February 3, 2006. As such, the results of operations for 2006 presented in the Company’s Form 10-KSB reflect only eleven months of activity for SendTec Acquisition Corp. Additionally, comparative results of operations for 2005 and 2006 presented in the Company’s Form 10-KSB reclassify all operating activities for the Company’s RelationServe Access and Friendsand subsidiaries as discontinued operations as a result of the disposal of these businesses in June of 2006.

Paul Soltoff stated, “To all our stakeholders and marketing partners, 2006 presented many challenges for SendTec, including its merger with RelationServe, the subsequent sale of RelationServe Access, and the restructuring of the Company’s debentures. During the first quarter of 2007, we have added over 20 new clients. We have expanded our management resources, technology capabilities, have grown revenues and gross margins and we are actively exploring financial restructuring alternatives. Despite continuing legal matters resultant from our discontinued RelationServe related operations, and the need to improve our company’s capital structure, I am very optimistic about SendTec’s future role in the expanding multi-channel, search-centric digital marketplace.”

About SendTec, Inc.

SendTec, Inc. is a Search-Centric(sm), multi-channel marketing company, deploying traditional agency resources as well as innovative technology solutions for the benefit of ROI-minded advertisers. SendTec is widely recognized for integrating and optimizing online and offline marketing campaigns, most of which leverage SendTec’s expertise in Search Engine Marketing and Direct Response Television. SendTec is headquartered in St. Petersburg, Florida, with an office in New York City and account representatives across the U.S. For more information, go to www.sendtec.com.

Caution Concerning Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation reform Act of 1995: Forward-looking statements often are proceeded by words such as “believes”, “expects”, “may”, “anticipates”, “plans”, “intends”, “assumes”, “will” or similar expressions. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. SendTec’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. The statements that are not historical facts contained in this press release are “forward-looking statements” that involve certain risks and uncertainties, including, but not limited to, risks associated with the uncertainty of future financial results, additional financing requirements, change in marketing services mix, adoption of new accounting and reporting methods to report on our various marketing services offerings, development of new products or services, the effectiveness, probability and marketability of such products and services, the ability to protect proprietary information, the impact of current, pending or future legislation and regulation on the electronic marketing industry, the impact of competitive products or pricing, technological changes, the effect of general economic and business conditions and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.